Exhibit 99.1

Kaltura Announces Fourth Quarter and Full-Year 2025 Financial Results

Closed eSelf.ai acquisition and signed definitive agreement to acquire PathFactory, advancing the Company’s evolution into a rich, agentic digital experience platform

NEW YORK, March 16, 2026 - Kaltura, Inc. (“Kaltura” or the “Company”), the rich, agentic digital experience platform, today announced financial results for the fourth quarter and full year ended December 31, 2025, as well as outlook for first quarter and full year 2026.

Total revenue for the fourth quarter was $45.5 million, above the midpoint of the guidance range, with subscription revenue of $42.7 million, above the high end of the guidance range. Adjusted EBITDA for the quarter was $6.3 million, also above the high end of the guidance range, representing a new record and the Company’s tenth consecutive quarter of Adjusted EBITDA profitability.

For the full year 2025, total revenue was $180.9 million, representing 1% year-over-year growth, and Adjusted EBITDA was $18.6 million, representing more than 150% year-over-year growth and materially exceeding the Company’s original annual guidance of approximately 100% growth.

Ron Yekutiel, Co-Founder, Chairman, President, and Chief Executive Officer of Kaltura said, “We ended 2025 with strong operational momentum and efficiency, achieving the highest level of new bookings and gross retention in the year and record Adjusted EBITDA profitability, while making a meaningful step forward in our long-planned evolution from providing a video platform to powering rich, agentic digital experiences.

In the fourth quarter, we closed the acquisition of eSelf.ai, a leader in AI avatars and multimodal conversation, and earlier today, we announced that we entered into a definitive agreement to acquire PathFactory, a provider of AI-driven content and user intelligence, journey orchestration, and conversation automation solutions. Our continued investment in AI, alongside these two strategic acquisitions, are aimed at expanding our capabilities in the emerging Conversation Automation and Agentic Engagement Solutions market.

As organizations increasingly seek to move beyond static, same-for-all digital experiences toward richer, more personalized, contextualized, and conversational engagement, we believe Kaltura’s evolved platform - which combines real-time AI-based rich-media content creation, intelligent content and user management, and agentic conversational experiences - positions us well to capture this emerging opportunity. This further bolsters our confidence in returning to a ‘Rule of 30’ combination of double-digit revenue growth and adjusted EBITDA margin by 2028 or before.”

Fourth Quarter 2025 Business Highlights:

•Closed the acquisition of eSelf.ai and initiated integration of its AI avatar and multimodal conversational technology, strengthening Kaltura’s ability to generate AI-based videos and deliver real-time multimodal conversational experiences across its platform.

•Achieved the highest level of new bookings in 2025, including two seven-figure and fifteen six-figure new deals, as well as seven AI-related deals for Content Lab and Genie. New deals spanned industries including technology, financial services, healthcare, manufacturing, education, and media & telecom.

•Achieved the highest gross retention level of 2025, concluding the year with EE&T gross retention at its highest level in the last five years.

•Introduced new Genie capabilities across the Kaltura platform, enabling conversational interaction with individual video assets and supporting richer personalization and contextual user experiences.

•Received additional industry recognition, named a leader in Frost & Sullivan’s 2025 ‘Global Enterprise Video Platform Market Radar’ research, citing Kaltura’s advanced AI capabilities, and early move into agentic AI.

Subsequent Events

•Signed a definitive agreement to acquire PathFactory, a provider of AI-driven content journey orchestration and conversation automation solutions, expanding Kaltura’s capabilities in understanding user intent and generating personalized digital engagement experiences. Under the terms of the acquisition agreement and subject to customary closing conditions, Kaltura expects to acquire PathFactory for approximately $22 million in cash, and for the transaction to close in the second quarter of 2026. Additional information is provided today in a separate press release.

•Launched a beta program for Kaltura’s Avatar Video Creation Studio, enabling customers to generate avatar-based video content at scale and transform pre-recorded avatars into interactive conversational experiences. Additional information is provided today in a separate press release.

•Announced the general availability of Kaltura’s Agentic Avatar and Avatar SDK, enabling conversational avatar experiences and providing developers and system integrators with APIs and tools to build custom conversational video experiences. Additional information was provided in a press release last week.

Fourth Quarter 2025 Financial Highlights

•    Total revenue for the fourth quarter of 2025 was $45.5 million, almost flat compared to $45.6 million for the fourth quarter of 2024, and above the midpoint of the Company’s guidance range of $45.0 million to $45.7 million.

•    Subscription revenue for the fourth quarter of 2025 was $42.7 million, a decrease of 2% compared to $43.4 million for the fourth quarter of 2024, and above the high end of the Company’s guidance range of $41.6 million to $42.3 million.

•    On a reporting-segment basis, Enterprise, Education and Technology (EE&T) total revenue increased 4% year-over-year in the fourth quarter, while Media & Telecom (M&T) total revenue declined 12% year-over-year, primarily due to churn experienced during the year.

•    Annualized Recurring Revenue (ARR) was $168.2 million, a decrease of 3% compared to $173.9 million in 2024.

•    GAAP Gross profit for the fourth quarter of 2025 was $33.0 million, representing a gross margin of 72% compared to a GAAP gross profit of $32.3 million and gross margin of 71% for the fourth quarter of 2024.

•    Subscription gross margin was 78%, compared to 77% for the fourth quarter of 2024.

•    Non-GAAP Gross profit for the fourth quarter of 2025 was $33.1 million, representing a non-GAAP gross margin of 73%, compared to a non-GAAP gross profit of $32.6 million and non-GAAP gross margin of 71% for the fourth quarter of 2024.

•    Total operating expenses for the fourth quarter of 2025 were $32.1 million, compared to $36.1 million for the fourth quarter of 2024.

•    GAAP Operating profit was $0.9 million for the fourth quarter of 2025, compared to an operating loss of $3.8 million for the fourth quarter of 2024.

•    Non-GAAP Operating profit was $5.2 million for the fourth quarter of 2025, compared to a non-GAAP operating profit of $1.5 million for the fourth quarter of 2024.

•    GAAP Net loss was $0.6 million or $0.00 per diluted share for the fourth quarter of 2025, compared to a GAAP net loss of $6.6 million, or $0.04 per diluted share, for the fourth quarter of 2024.

•    Non-GAAP Net profit was $5.2 million or $0.03 per diluted share for the fourth quarter of 2025, compared to a non-GAAP net profit of $0.2 million, or $0.00 per diluted share, for the fourth quarter of 2024.

•    Adjusted EBITDA was $6.3 million for the fourth quarter of 2025, compared to Adjusted EBITDA of $2.7 million for the fourth quarter of 2024, and above the high end of the Company’s guidance range of $4.2 million to $5.2 million, and representing a year-over-year increase of $3.6 million.

Full Year 2025 Financial Highlights

•    Total revenue for the full year of 2025 was $180.9 million, an increase of 1% compared to $178.7 million for the full year of 2024.

•    Subscription revenue for the full year of 2025 was $171.9 million, an increase of 3% compared to $167.7 million for the full year of 2024.

•    On a reporting segment basis, EE&T total revenue increased 4% year-over-year, while M&T total revenue declined 7% year-over-year, primarily due to churn experienced during the year.

•    GAAP Gross profit for the full year of 2025 was $127.7 million, representing a gross margin of 71% compared to a GAAP gross profit of $119.1 million and gross margin of 67% for the full year of 2024.

•    Subscription gross margin was 77%, compared to 75% for the full year of 2024.

•    Non-GAAP Gross profit for the full year of 2025 was $128.3 million, representing a gross margin of 71% compared to a non-GAAP gross profit of $120.5 million and gross margin of 67% for the full year of 2024.

•    Total operating expenses for the full year of 2025 were $132.6 million, compared to $143.2 million for the full year of 2024.

•    GAAP Operating loss was $5.0 million for the full year of 2025, compared to an operating loss of $24.1 million for the full year of 2024.

•    Non-GAAP Operating profit was $14.3 million for the full year of 2025, compared a non-GAAP operating profit of $2.7 million for the full year of 2024.

•    GAAP Net loss was $12.1 million or $0.08 per diluted share for the full year of 2025, compared to a GAAP net loss of $31.3 million, or $0.21 per diluted share, for the full year of 2024.

•    Non-GAAP Net profit was $11.5 million or $0.07 per diluted share for the full year of 2025, compared to a non-GAAP net loss of $4.7 million, or $0.03 per diluted share, for the full year of 2024.

•    Adjusted EBITDA was $18.6 million for the full year of 2025, an increase of more than 150% compared to an Adjusted EBITDA of $7.3 million for the full year of 2024.

Balance Sheet and Cash Flow

•    The balance of cash, cash equivalents, and marketable securities at the end of the fourth quarter was $62.8 million.

•    Net cash provided by operating activities was $3.6 million for the fourth quarter of 2025, compared to $4.3 million in the fourth quarter of 2024.

•    Net cash provided by operating activities was $14.5 million for the full year of 2025, compared to $12.2 million of net cash provided by operating activities for the full year of 2024.

Financial Outlook

For the first quarter of 2026, the Company expects:

•    Subscription Revenue between $41.2 million and $42.0 million.
•    Total Revenue between $42.6 million and $43.4 million.
•    Adjusted EBITDA between $2.3 million and $3.3 million.

For the full year ending December 31, 2026, Company expects:

•    Subscription Revenue between $172.5 million and $175.5 million.
•    Total Revenue between $181.2 million and $184.2 million.
•    Adjusted EBITDA between $12.7 million and $14.7 million.

The Company’s outlook reflects the recurring nature of its business, expected revenue timing patterns during the year, foreign exchange trends, and anticipated investments related to the integration and expansion of its recently acquired AI capabilities, including the recent acquisition of eSelf and the planned acquisition of PathFactory.

The guidance provided above contains forward-looking statements and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements. Kaltura has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net loss within this press release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. The reconciliation for Adjusted EBITDA includes but is not limited to the following items: stock-based compensation expenses, depreciation, amortization, financial expenses (income), net, provision for income tax, and other non-recurring operating expenses.

These items, which could materially affect the computation of forward-looking GAAP net loss, are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. The guidance above is based on the Company's current expectations relating to the macro-economic climate trends.

Additional information on Kaltura’s reported results, including a reconciliation of the non-GAAP financial measures to their most comparable GAAP measures, is included in the financial tables below.

Board Update

The Company also announced today the appointment of Greg Dracon, General Partner at Point 406 Ventures, to its Board of Directors, effective as of March 16, 2026. Point 406 Ventures is Kaltura’s largest shareholder, and Mr. Dracon previously served on the Company’s Board through its initial public offering in 2021.

“I am excited to rejoin Kaltura’s Board of Directors,” said Greg Dracon. “Ron and the team have done an exceptional job evolving the company’s strategy and platform, and we are very optimistic about Kaltura’s opportunity, especially as the company expands into the exciting agentic digital experience market. I look forward to contributing to the board, especially around the company’s agentic AI capabilities and plans.”

Investor Deck & Updated Company Overview Video

Our fourth quarter and full year 2025 Investor Deck and updated Company overview video have been posted in the investor relations page on our website at: www.investors.kaltura.com.

Conference Call

Kaltura will host a conference call today on March 16, 2026 to review its fourth quarter and full year 2025 financial results and to discuss its financial outlook.

Time:	4:30 p.m. ET
United States/Canada Toll Free:	1-877-407-0789
International Toll:	1-201-689-8562

A live webcast will also be available in the Investor Relations section of Kaltura’s website at: https://investors.kaltura.com/news-and-events/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About Kaltura

Kaltura’s mission is to power rich, agentic digital experiences across organizational journeys for customers, employees, learners, and audiences. Its platform combines intelligent content creation, enterprise-grade content management and intelligence, and multimodal conversational engagement capabilities. Kaltura serves leading enterprises, financial institutions, educational institutions, media and telecom providers, and other organizations worldwide. For more information, visit www.corp.kaltura.com.

Investor Contacts:
Kaltura
Liron Sharon
Interim Principal Financial Officer
IR@Kaltura.com

Sapphire Investor Relations
Erica Mannion and Michael Funari
+1 617 542 6180
IR@Kaltura.com

Media Contacts:
Kaltura
Nohar Zmora
SVP Marketing
pr.team@kaltura.com

Headline Media
Raanan Loew
raanan@headline.media
+1 347 897 9276

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our guidance and long-term targets; our business strategy, plans and objectives for future operations; our pending transaction with PathFactory, including the timing thereof; expectations with respect to our products and capabilities, including the adoption and performance of our new AI-driven technologies; our expectations regarding potential profitability and growth; and general economic, business and industry conditions, including expectations with respect to trends in customer consolidation.

In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Any forward-looking statements contained herein are based on our historical performance and our current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this press release. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future, except as required by law. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations.

Important factors that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, the current volatile economic climate and its direct and indirect impact on our business and operations; political, economic, and military conditions in Israel and other geographies; our ability to retain our customers and meet demand; our ability to achieve and maintain profitability; the evolution of the markets for our offerings; our ability to keep pace with technological and competitive developments; risks associated with our use of certain artificial intelligence and machine learning models; our ability to maintain the interoperability of our offerings across devices, operating systems and third-party applications; risks associated with our Application Programming Interfaces, other components in our offerings and other intellectual property; our ability to compete successfully against current and future competitors; our ability to increase customer revenue; conditions in the regions in which we operate; risks related to our approach to revenue recognition; our potential exposure to cybersecurity threats; our compliance with data privacy and data protection laws; the potential impact of the EU Data Act ; our ability to meet our contractual commitments under customer agreements; our reliance on third parties; our dependence on and ability to retain our key personnel; risks related to revenue mix and customer base; risks related to our international operations; risks related to potential acquisitions; risks related to real or perceived issues with our platform, products or solutions; our ability to generate or raise additional capital; risks related to changes or developments in U.S. or international laws or policies; and the other risks under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”), as such factors are updated in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2025 and September 30, 2025, filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, to be filed with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at investors.kaltura.com.

Non-GAAP Financial Measures

Kaltura has provided in this press release and the accompanying tables measures of financial information that have not been prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP"), including non-GAAP gross profit, non-GAAP gross margin (calculated as a percentage of revenue), non-GAAP research and development expenses, non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP operating profit, non-GAAP operating margin (calculated as a percentage of revenue), non-GAAP net profit (loss), non-GAAP net profit (loss) per share and Adjusted EBITDA.

Beginning with the second quarter, non-GAAP Net profit (loss) was adjusted for gains or losses from foreign currency translation adjustments, with the recent fluctuation of the U.S dollar, specifically against the Israeli Shekel and less certainty in the global economic environment, Kaltura believes that this change will provide a better reflection of its overall operating performance on an adjusted net profit (loss) basis

Kaltura defines these non-GAAP financial measures as the respective corresponding GAAP measure, adjusted for, as applicable: (1) stock-based compensation expense; (2) the amortization of acquired intangibles; and (3) strategic initiatives expenses, (4) war-related costs, (5) foreign currency translation adjustments loss (gain), (6) restructuring charges; and (7) acquisition related expenses. Kaltura defines EBITDA as net profit (loss) before financial expenses (income), net, provision for income taxes, and depreciation and amortization expenses.

Adjusted EBITDA is defined as EBITDA (as defined above), adjusted for the impact of certain non-cash and other items that we believe are not indicative of our core operating performance, such as non-cash stock-based compensation expenses and certain non-recurring operating expenses. These non-GAAP metrics are a supplemental measure of our performance, are not defined by or presented in accordance with GAAP, and should not be considered in isolation or as an alternative to net profit (loss) or any other performance measure prepared in accordance with GAAP.

Non-GAAP financial measures are presented because we believe that they provide useful supplemental information to investors and analysts regarding our operating performance and are frequently used by these parties in evaluating companies in our industry.

By presenting these non-GAAP financial measures, we provide a basis for comparison of our business operations between periods by excluding items that we do not believe are indicative of our core operating performance. We believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Additionally, our management uses these non-GAAP financial measures as supplemental measures of our performance because they assist us in comparing the operating performance of our business on a consistent basis between periods, as described above. Although we use the non-GAAP financial measures described above, such measures have significant limitations as analytical tools and only supplement but do not replace, our financial statements in accordance with GAAP. See the tables below regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Key Financial and Operating Metrics

Annualized Recurring Revenue. We use Annualized Recurring Revenue (“ARR”) as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring customer contracts. We calculate ARR by annualizing our recurring revenue for the most recently completed fiscal quarter. Recurring revenues are generated from SaaS and PaaS subscriptions, as well as term licenses for software installed on the customer's premises (“On-Prem”). For the SaaS and PaaS components, we calculate ARR by annualizing the actual recurring revenue recognized for the latest fiscal quarter. For the On-Prem components for which revenue recognition is not ratable across the license term, we calculate ARR for each contract by dividing the total contract value (excluding professional services) as of the last day of the specified period by the number of days in the contract term and then multiplying by 365. Recurring revenue excludes revenue from one-time professional services and setup fees. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to new bookings, cancellations, upgrades or downgrades, pending renewals, professional services revenue, foreign exchange rate fluctuations and acquisitions or divestitures. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Net Dollar Retention Rate. Our Net Dollar Retention Rate, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our Net Dollar Retention Rate for a given period as the recognized recurring revenue from the latest reported fiscal quarter from the set of customers whose revenue existed in the reported fiscal quarter from the prior year (the numerator), divided by recognized recurring revenue from such customers for the same fiscal quarter in the prior year (denominator). For annual periods, we report Net Dollar Retention Rate as the arithmetic average of the Net Dollar Retention Rate for all fiscal quarters included in the period. We consider subdivisions of the same legal entity (for example, divisions of a parent company or separate campuses that are part of the same state university system) ,as well as Value-add Resellers (“VARs”) (meaning resellers that directly manage the relationship with the customer) and the customers they manage, to be a single customer for purposes of calculating our Net Dollar Retention Rate. Our calculation of Net Dollar Retention Rate for any fiscal period includes the positive recognized recurring revenue impacts of selling new services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our Net Dollar Retention Rate may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of Net Dollar Retention Rate may differ from similarly titled metrics presented by other companies.

Remaining Performance Obligations. Remaining Performance Obligations represents the amount of contracted future revenue that has not yet been delivered, including both subscription and professional services revenues. Remaining Performance Obligations consists of both deferred revenue and contracted non-cancelable amounts that will be invoiced and recognized in future periods. We expect to recognize 64% of our Remaining Performance Obligations as revenue over the next 12 months, and the remainder over the next four years. However, we cannot guarantee that any portion of our Remaining Performance Obligations will be recognized as revenue within the timeframe we expect or at all.

Consolidated Balance Sheets (U.S. dollars in thousands; Unaudited)

	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,521	$33,059
Marketable securities	24,358	48,275
Trade receivables	16,358	19,978
Prepaid expenses and other current assets	13,938	9,481
Deferred contract acquisition and fulfillment costs, current	8,508	10,765

Total current assets	90,683	121,558

LONG-TERM ASSETS:
Marketable securities	10,883	3,379
Property and equipment, net	12,361	16,190
Other assets, noncurrent	3,501	2,983
Deferred contract acquisition and fulfillment costs, noncurrent	9,403	13,605
Operating lease right-of-use assets	10,311	12,308
Intangible assets, net	2,137	212
Goodwill	25,418	11,070

Total noncurrent assets	74,014	59,747

TOTAL ASSETS	$164,697	$181,305

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term loans	29,035	3,110
Trade payables	3,788	3,265
Employees and payroll accruals	14,876	15,399
Accrued expenses and other current liabilities	15,592	14,262
Operating lease liabilities	2,901	2,504
Deferred revenue, current	60,291	63,123

Total current liabilities	126,483	101,663

NONCURRENT LIABILITIES:
Deferred revenue, noncurrent	2,159	67
Long-term loans, net of current portion	—	29,153
Operating lease liabilities, noncurrent	14,398	15,263
Other liabilities, noncurrent	15,325	10,772

Total noncurrent liabilities	31,882	55,255

TOTAL LIABILITIES	$158,365	$156,918
STOCKHOLDERS' EQUITY:
Common stock	18	15
Treasury stock	(34,006)	(7,801)
Additional paid-in capital	518,443	500,024
Accumulated other comprehensive income (loss)	2,759	959
Accumulated deficit	(480,882)	(468,810)

Total stockholders' equity	6,332	24,387

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$164,697	$181,305

Consolidated Statements of Operations (U.S. dollars in thousands, except for share data; Unaudited)

	Three Months ended December 31		Twelve Months ended December 31,
	2025	2024	2025	2024

Revenue:

Subscription	$42,673	$43,414	$171,940	$167,681
Professional services	2,867	2,195	8,914	11,036

Total revenue	45,540	45,609	180,854	178,717

Cost of revenue:

Subscription	9,524	9,852	39,498	42,552
Professional services	3,031	3,476	13,687	17,059

Total cost of revenue	12,555	13,328	53,185	59,611

Gross profit	32,985	32,281	127,669	119,106

Operating expenses:

Research and development	10,855	12,970	45,992	49,430
Sales and marketing	10,410	12,345	44,899	47,766
General and administrative	10,748	10,759	40,838	46,009
Restructuring	98	—	903	—

Total operating expenses	32,111	36,074	132,632	143,205

Operating profit (loss)	874	(3,793)	(4,963)	(24,099)

Financial expenses (income), net	1,366	1,238	4,047	(434)

Loss before provision for income taxes	492	5,031	9,010	23,665
Provision for income taxes	84	1,574	3,062	7,650

Net loss	576	6,605	12,072	31,315

Net loss per share	$—	$0.04	$0.08	$0.21

Weighted-average shares used in computing net loss per share	149,365,163	150,452,462	152,914,221	147,925,797

Consolidated Statements of Operations (U.S. dollars in thousands, except for share data; Unaudited)
Stock-based compensation included in above line items:

	Three Months ended December 31,		Twelve Months ended December 31,
	2025	2024	2025	2024

Cost of revenue	$100	$195	$459	$1,002
Research and development	780	1,178	3,104	4,775
Sales and marketing	294	518	1,476	2,701
General and administrative	2,643	3,308	11,453	17,786

Total	$3,817	$5,199	$16,492	$26,264

Revenue by Segment (U.S. dollars in thousands; Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Enterprise, Education and Technology	$34,411	$32,958	$134,435	$128,704
Media and Telecom	11,129	12,651	46,419	50,013

Total	$45,540	$45,609	$180,854	$178,717

Gross Profit by Segment (U.S. dollars in thousands; Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Enterprise, Education and Technology	$26,977	$25,901	$103,955	$96,928
Media and Telecom	6,008	6,380	23,714	22,178

Total	$32,985	$32,281	$127,669	$119,106

Consolidated Statement of Cash Flows (U.S. dollars in thousands; Unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(12,072)	$(31,315)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,503	5,064
Stock-based compensation expenses	16,492	26,264
Amortization of deferred contract acquisition and fulfillment costs	11,204	11,447
Non-cash interest income, net	(349)	(1,219)
Gain on foreign exchange	(522)	(90)
Changes in operating assets and liabilities:
Decrease in trade receivables	3,620	3,334
Increase in prepaid expenses and other current assets and other assets, noncurrent	(2,841)	(949)
Increase in deferred contract acquisition and fulfillment costs	(5,070)	(7,497)
Increase (Decrease) in trade payables	706	(534)
Increase in accrued expenses and other current liabilities	1,145	5,376
Increase (Decrease) in employees and payroll accruals	(682)	2,748
Decrease in other liabilities, noncurrent	(2,366)	(14)
Increase (Decrease) in deferred revenue	(757)	458
Operating lease right-of-use assets and lease liabilities, net	1,530	(840)

Net cash provided by operating activities	14,541	12,233

Cash flows from investing activities:

Investment in available-for-sale marketable securities	(54,141)	(50,874)
Proceeds from maturities of available-for-sale marketable securities	70,999	38,981
Purchases of property and equipment	(661)	(521)
Payments for businesses acquired, net of acquired cash	(7,147)	—

Net cash provided by (used in) investing activities	9,050	(12,414)

Cash flows from financing activities:

Repayment of long-term loans	(3,500)	(2,187)
Proceeds from exercise of stock options	3,113	1,620
Cash settlement of equity classified share-based payment awards	(3,089)	—
Payment of debt issuance costs	—	(17)
Repurchase of common stock	(26,205)	(2,920)
Payments on account of repurchase of common stock	30	(30)

Net cash used in financing activities	(29,651)	(3,534)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$522	$90

Net decrease in cash, cash equivalents and restricted cash	$(5,538)	$(3,625)
Cash, cash equivalents and restricted cash at the beginning of the year	33,159	36,784

Cash, cash equivalents and restricted cash at the end of the year	$27,621	$33,159

Reconciliation from GAAP to Non-GAAP Results (U.S. dollars in thousands; Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2025	2024	2025	2024
Reconciliation of gross profit and gross margin
GAAP gross profit	$32,985	$32,281	$127,669	$119,106
Stock-based compensation expense	100	195	459	1,002
Amortization of acquired intangibles	35	107	133	427
Non-GAAP gross profit	33,120	32,583	128,261	120,535
GAAP gross margin	72%	71%	71%	67%
Non-GAAP gross margin	73%	71%	71%	67%
Reconciliation of operating expenses
GAAP research and development expenses	$10,855	$12,970	$45,992	$49,430
Stock-based compensation expense	780	1,178	3,104	4,775
Non-GAAP research and development expenses	$10,075	$11,792	$42,888	$44,655
GAAP sales and marketing	$10,410	$12,345	$44,899	$47,766
Stock-based compensation expense	294	518	1,476	2,701
Amortization of acquired intangibles	13	11	50	50
Non-GAAP sales and marketing expenses	$10,103	$11,816	$43,373	$45,015
GAAP general and administrative expenses	$10,748	$10,759	$40,838	$46,009
Stock-based compensation expense	2,643	3,308	11,453	17,786
Acquisition related expenses	428	—	428	—
Strategic initiatives expenses	(48)	—	1,284	—
War related costs	—	22	—	44
Non-GAAP general and administrative expenses	$7,725	$7,429	$27,673	$28,179
Reconciliation of operating loss and operating margin
GAAP operating profit (loss)	874	(3,793)	(4,963)	(24,099)
Stock-based compensation expense	3,817	5,199	16,492	26,264
Amortization of acquired intangibles	48	118	183	477
Restructuring (b)	98	—	903	—
Acquisition related expenses	428	—	428	—
Strategic initiatives expenses	(48)	—	1,284	—
War related costs	—	22	—	44
Non-GAAP operating profit	$5,217	$1,546	$14,327	$2,686
GAAP operating margin	2%	(8)%	(3)%	(13)%
Non-GAAP operating margin	11%	3%	8%	2%
Reconciliation of net loss
GAAP net loss attributable to common stockholders	$(576)	$(6,605)	$(12,072)	$(31,315)
Stock-based compensation expense	3,817	5,199	16,492	26,264
Amortization of acquired intangibles	48	118	183	477
Restructuring (b)	98	—	903	—
Acquisition related expenses(e)	428	—	428	—
Strategic initiatives expenses(d)	(48)	—	1,284	—
War related costs(c)	—	22	—	44
Foreign currency translation adjustments loss (gain)(f)	1,385	1,472	4,298	(175)
Non-GAAP net profit (loss) attributable to common stockholders	$5,152	$206	$11,516	$(4,705)

Non-GAAP net earnings (loss) per share - basic	$0.03	$—	$0.08	$(0.03)
Non-GAAP net earnings (loss) per share - diluted	$0.03	$—	$0.07	$(0.03)

Reconciliation of weighted average number of shares outstanding:
Weighted-average number of shares used in calculating GAAP and Non-GAAP net earnings (loss) per share, basic	149,365,163	150,452,462	152,914,221	147,925,797
Effect of dilutive shares used in calculating Non-GAAP net earnings (loss) per share, diluted (g)	8,085,698	—	8,438,931	—
Weighted-average number of shares used in calculating Non-GAAP net earnings (loss) per share, diluted	157,450,861	150,452,462	161,353,152	147,925,797

Adjusted EBITDA (U.S. dollars in thousands; Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Net loss	$(576)	$(6,605)	$(12,072)	$(31,315)
Financial expenses (income), net (a)	1,366	1,238	4,047	(434)
Provision for income taxes	84	1,574	3,062	7,650
Depreciation and amortization	1,121	1,230	4,503	5,064
EBITDA	1,995	(2,563)	(460)	(19,035)
Non-cash stock-based compensation expense	3,817	5,199	16,492	26,264
Restructuring (b)	98	—	903	—
War related costs (c)	—	22	—	44
Strategic initiatives expenses (d)	(48)	—	1,284	—
Acquisition related expenses (e)	428	—	428	—
Adjusted EBITDA	$6,290	$2,658	$18,647	$7,273

(a)The three months ended December 31, 2025 and 2024, and the year ended December 31, 2025 and 2024 include $506, $551, $2,243 and $2,682, respectively, of interest expenses and $601, $902, $2,984, and $3,355, respectively, of interest income.
(b)The three months ended December 31, 2025 ,and year the ended December 31, 2025 includes employee termination benefits incurred in connection with our 2025 reorganization plan.

(c)The three months ended December 31, 2024 and the year ended December 31, 2024 includes costs related to conflicts in Israel. These costs are attributable to the temporary relocation of key employees from Israel for business continuity purposes, the purchase of emergency equipment for key employees, charitable donations to communities directly impacted by the war, and office fixes and modifications.
(d)Strategic initiatives expenses for the three months ended December 31, 2025 and the year ended December 31, 2025 relate to professional fees, consulting services and other costs associated with strategic initiatives.
(e)Acquisition related expenses for the three months ended December 31, 2025 and the year ended December 31, 2025 consist of professional fees, consulting services and other transaction-related costs incurred in connection with the acquisition of eSelf.

(f)Represents gains or losses from foreign currency translation adjustments related to the remeasurement of monetary assets and liabilities to the Company’s functional currency, using exchange rates in effect as of the end of the reporting period.

(g)The effect of these dilutive shares was not included in the GAAP calculation of diluted net loss per share for the year ended December 31, 2024 because the effect would have been anti-dilutive.

Reported KPIs

	December 31,
	2025	2024
	(U.S. dollars amounts in thousands)
Annualized Recurring Revenue	$168,197	$173,900
Remaining Performance Obligations (1)	$166,347	$176,947

(1)     Remaining Performance Obligations as of December 31, 2024 reflect a reassessment of the historical treatment of certain customer contracts that contain “termination for convenience” clauses, which has resulted in a negative adjustment of $26,432.

	Three Months Ended December 31,
	2025	2024
Net Dollar Retention Rate	97%	103%